Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Exhibit 10.1

DATED    1st OCTOBER 2019

SYNCONA IP HOLDCO LIMITED (1) (“Syncona”)

and

GYROSCOPE THERAPEUTICS LIMITED (2) (“Licensee”)

EXCLUSIVE PATENT LICENCE AGREEMENT

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Contents

1	Definitions and Interpretations	1
1.1	Definitions	1
1.2	Interpretation	3
1.3	Schedules	4
2	Grant of rights	4
2.1	Licences	4
2.2	Formal licences	4
2.3	Sub-licensing	4
3	Confidentiality	5
3.1	Confidentiality	5
3.2	Use of Confidential Information	5
3.3	Disclosing Confidential Information	5
3.4	Exceptions to confidentiality obligations	5
3.5	Return of Confidential Information and survival of confidentiality obligations	6
3.6	Relationship with Clause 18 of the SSA	6
4	Payments	6
4.1	Initial payment and reimbursement of patent costs	6
4.2	Net Sales Value Reporting	6
4.3	Royalties on Royalty Products (including those sold by Sub-Licensees)	6
4.4	Royalty Stacking	7
4.5	Payment terms	7
4.6	Equity	8
4.7	Financial Reports	8
4.8	Records	8
5	Commercialisation obligations	9
5.1	Commercialisation	9
6	Intellectual property	9

6.1	Patent protection	9
6.2	Infringement of the Patents	9
6.3	Infringement of third party rights	10
7	Warranties and liability	10
7.1	Status of technology embodied in the Patent and responsibility for development of Licensed Products	10
7.2	Syncona representations and warranties	10
7.3	Liability and indemnity	11
8	Duration and termination	12
8.1	Term	12
8.2	Early termination by the Licensee	12
8.3	Early termination by either Party	12
8.4	Consequences of termination	12
9	General	13
9.1	Force majeure	13
9.2	Assignment	14
9.3	Waiver	14
9.4	Invalid clauses	14
9.5	No agency	14
9.6	Notices	14
9.7	Law and jurisdiction	15
9.8	Further action	15
9.9	Announcements	15
9.10	Entire agreement	15
9.11	Third party rights	15
9.12	Insurance	15
9.13	Legal Compliance	16
Schedule 1		17
Part A:	The Patent	18
Schedule 2		18
Part A:	Payment and Report Schedule	18
Part B:	Financial Report Format	19

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

THIS AGREEMENT dated 1st OCTOBER 2019 is between:

(1)	SYNCONA IP HOLDCO LIMITED (“Syncona”), a company incorporated in England and Wales (registered number [**]) whose registered address is at [**];

and

(2)	GYROSCOPE THERAPEUTICS LIMITED (the “Licensee”) a company incorporated in England and Wales (registered number [**]) whose registered office is at [**].

RECITALS:

(A)	The Licensee wishes to have rights in relation to the Patents to enable the development and commercialisation of Licensed Products in the Field and in the Territory.

(B)

On 12 May 2016 Syncona Management LLP and the Licensee entered into an Exclusive Patent Licence Agreement in relation to certain patents (comprising the Patents) on substantially the terms of this Agreement (the “Original Licence”).

(C)	On 20 December 2016 Syncona Management LLP assigned to Syncona (i) the patent with UK Patent Application Number [**] and (ii) the benefit of the Original Licence.

(D)

On 13 April 2017 Syncona Management LLP assigned to Syncona Investment Management Limited the patent application registered with number [**] and all right, title and interest in that patent including, without limitation all national and regional patent applications, and granted patents resulting therefrom, deriving from that patent, including divisionals, continuations, continuations in part, provisional, converted provisionals, and continued prosecution applications. On 28 February 2019 Syncona Investment Management Limited assigned to Syncona all such rights.

(E)	On 2 May 2018 Syncona Management LLP was dissolved following liquidation.

(F)

The Licensee and Syncona have agreed to enter into this Agreement to set out the terms of the rights of the Licensee in relation to the Patents with the intention that this supersede the Original Licence.

IT IS AGREED as follows:

1	Definitions and Interpretations

1.1	Definitions

In this Agreement, the following words shall have the following meanings:

Agreement	this document, including its Schedules

Anniversary	an anniversary of the Commencement Date.

Commencement Date	12 May 2016

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Competitive Product	means any product or therapy that is [**] to any Royalty Product, including any product or therapy that may be considered a [**] product or therapy or otherwise infringes any of the Patents.

Confidential Information	the terms of this Agreement and any information marked confidential obtained directly or indirectly by one Party from the other Party, or otherwise designated confidential pursuant to the terms of this Agreement.

Continuation in Part

any continuation-in-part patent application provided

(a)   it was filed within [**] of the original application;

(b)   it only names one or more of the Inventors;

(c)   the technology covered was disclosed, claimed in and dominated by the original application; and

(d)   the technology is not affected by obligations to third parties (for example rights created in a sponsored research or other collaboration agreement between the University and a third party).

Exploit	means, in connection with any product, process or service, to make, have made, import, export, use, sell or offer for sale, including to research, experiment, develop, commercialise, obtain and maintain regulatory approvals, manufacture, have manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of.

Field	all fields

First Commercial Sale	means the first commercial sale by a Selling Entity of a Royalty Product in the US or the EU pursuant to the grant of a Marketing Authorisation.

Inventor(s)	the inventor(s) named in the Patents.

Licensed Product	any product, process or use which the Licensee or Sub-Licensees sells, supplies or makes available anywhere in the Territory (excluding to a Sub-Licensee) and which uses or incorporates, or its development makes use of, any of the technology embodied in a Patent.

Marketing Authorisation	means in relation to a Royalty Product, those approvals necessary and sufficient from one or more competent authorities for the marketing and sale of such Royalty Product.

Net Sales Value	[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Parties	Syncona and the Licensee, and “Party” shall mean either of them.

Patents	(i) the patent (or, where more than one, all the patents) and the content of the patent application (or, where more than one, all the applications) referred to in Schedule 1 and (ii) all patents filed by the Licensee pursuant to clause 6.1, and in each of cases (i) and (ii), together with any patents granted pursuant to such application or applications and any continuations, Continuations in Part, extensions, reissues, divisions, divisional applications and supplementary protection certificates which derive priority from such application or applications.

Payment Period	the payment periods specified in Schedule 2.

Royalty	the royalty specified in clause 4.3

Royalty Product	any Licensed Product that were it not for the licence granted, infringes any one or more Valid Claims of any of the Patents in the country in which it is sold.

Royalty Term	means, on a country-by-country basis, the period commencing on the date of the First Commercial Sale in such country and ending on the date of expiry of the last Valid Claim in the relevant country.

Selling Entity	the Licensee or any Sub-Licensee.

SSA	the Subscription and Shareholders’ Agreement entered into on 12 May 2016, and made between the Licensee, Syncona, the Chancellor, Masters and Scholars of the University of Cambridge, Cambridge Enterprise and certain individuals relating to the subscription for shares in the Licensee.

Sub-Licensee	any third party granted a sub-licence of the rights in clause 2.1 whether directly by the Licensee or through multiple levels of sub-licensing.

Term	the period specified in clause 8.1.

Territory	Worldwide

Valid Claim	a claim within (a) an issued/granted and unexpired patent; (b) a pending patent application which has not been pending for more than [**] from the date of the priority filing from which such pending application originates, and in each case which has not been withdrawn, cancelled, abandoned, disclaimed or revoked or held unpatentable, invalid or unenforceable by final decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

1.2	Interpretation

In this Agreement (except where the context otherwise requires):

(a)

any reference to a clause or schedule is to the relevant clause of or schedule to this Agreement and any reference to a sub-clause or paragraph is to the relevant sub-clause or paragraph of the clause or schedule in which it appears;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(b)	the clause headings are included for convenience only and shall not affect the interpretation of this Agreement;

(c)

any reference to ‘‘person” or “persons” includes natural persons, firms, partnerships, companies, corporations, associations, organisations, governments, states, foundations and trusts (in each case whether or not having separate legal personality);

(d)	the singular includes the plural and vice versa; and

(e)	words preceding “include”, “includes”, “including” and “included” shall be construed without limitation by the words which follow those words.

1.3	Schedules

The schedules form part of this Agreement If a provision of a schedule is inconsistent with a provision of this Agreement, the latter prevails.

2	Grant of rights

2.1	Licences

In consideration of the payments specified in clause 4, Syncona hereby grants to the Licensee subject to the provisions of this Agreement an exclusive licence under the Patents (with the right to sub-license, subject to clause 2.3 below) to Exploit the Patents in the Field in the Territory.

2.2	Formal licences

The Parties shall execute such formal licences as may be necessary or appropriate for registration with Patent Offices and other relevant authorities in particular territories. In the event of any conflict in meaning between any such licence and the provisions of this Agreement, the provisions of this Agreement shall prevail. Prior to the execution of formal licences (if any) referred to in this clause, the Parties shall as far as possible have the same rights and obligations towards one another as if such licences had been granted. The Parties shall use reasonable endeavours to ensure that, to the extent permitted by relevant authorities, this Agreement (or any commercially sensitive information comprised in this Agreement) shall not form part of any public record.

2.3	Sub-licensing

The Licensee shall be entitled to grant sub-licences of its rights under this Agreement (and to permit multiple levels of sub-licensing by Sub-Licensees), provided that:

(a)	each sub-licence shall

(I)

include terms which are equivalent to the obligations and limitations imposed on the Licensee under this Agreement (including insurance obligations, the limitation of the Indemnitees’ liability and an indemnity to the Indemnitees)

(II)	not exclude the Contracts (Rights of Third Parties) Act 1999 in respect of any of the Indemnitees;

(b)

each sub-licence shall terminate automatically on the termination of this Agreement for any reason, provided however that the Licensee may require Syncona, immediately upon termination, to grant each Sub-Licensee a new licence on terms identical with this Agreement. Syncona shall not however be required to grant such a licence (i) to a Sub-Licensee whose breach has caused the termination by virtue of causing the Licensee to be in breach of this Agreement; or (ii) upon the expiry of this Agreement at the end of its term.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(c)

within [**] of the grant of any sub-licence the Licensee shall provide to Syncona a true copy of it (provided, however, that the Licensee shall be entitled to redact any financial information from such a copy as required by the Sub-Licensee and, without limiting the Licensee’s obligations under clauses 4.7 and 4.8, sensitive information);

(d)	the Licensee shall be responsible for Sub-Licensees’ conduct and any breach of a sub-licence as if it had been a breach by the Licensee under this Agreement; and

(e)

for the avoidance of doubt, all Sub-Licensees shall be treated as sub-licensees of the Licensee for the purposes of this Agreement, whether the rights are granted directly by the Licensee or by any Sub-Licensee.

3	Confidentiality

3.1	Confidentiality

No Confidential Information disclosed by one party (“Disclosing Party”) to the other party (“Recipient Party”) under this Agreement may be disclosed by the Recipient Party to any person except:

(a)	employees, officers, directors, auditors, or subcontractors of the Recipient Party requiring the Confidential Information for the purposes of this Agreement;

(b)	with the prior written consent of the Disclosing Party which consent may be given or withheld in its absolute discretion;

(c)	to actual or potential customers or sub-licensees for Licensed Products in so far as such disclosure is necessary to promote the sale or use of Licensed Products;

(d)	if the Recipient Party is advised it is required to do so by law (including the Freedom of Information Act 2000 or Environmental Information Regulations) or stock exchange:

(e)	if the Recipient Party is required to do so in connection with legal proceedings relating to this Agreement.

3.2	Use of Confidential Information

No Confidential Information of the Disclosing Party may be used by the Recipient Party for any purpose other than the performance of the Recipient Party’s obligations or the exercise of the Recipient Party’s rights under this Agreement.

3.3	Disclosing Confidential Information

Any Party disclosing Confidential Information under clause 3.1(a), 3.1(b) or 3.1(c) must use all reasonable endeavours to ensure that persons receiving Confidential Information from it

(a)	do not disclose or use the Confidential Information except in the circumstances permitted in clauses 3.1 and 3.2 and

(b)	sign a written confidentiality undertaking on terms as least as restrictive as that binding the Recipient Party,

3.4	Exceptions to confidentiality obligations

(a)	Clauses 3.1, 3.2 and 3.3 do not apply to Confidential Information which:

(I)	is in or becomes part of the public domain other than through breach of this Agreement or an obligation of confidence owed to the Disclosing Party;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(II)

the Recipient Party can prove by contemporaneous written documentation was already known to it at the time of disclosure by the Disclosing Party (unless that knowledge arose from disclosure of information in breach of an obligation of confidence);

(III)	is received by the Receiving Party without restriction on disclosure or use from a third party lawfully entitled to make the disclosure without such restrictions; or

(IV)

is developed by any of the Receiving Party’s directors, officers, employees, contractors and advisors who have not had any direct or indirect access to, or use or knowledge of, the Confidential Information of the Disclosing Party.

3.5	Return of Confidential Information and survival of confidentiality obligations

(a)

The Recipient Party must return promptly to the Disclosing Party if so requested all documents or other materials containing or referring to Confidential Information which are in the Recipient Party’s possession, power or control or in the possession, power or control of persons who have received Confidential Information from the Recipient Party under clause 3.1(a) 3.1(b) or 3.1(c).

(b)	The provisions of clauses 3.2 to 3.5 inclusive will survive the expiry or earlier termination (for whatever reason) of this Agreement for a period of [**].

3.6	Relationship with Clause 18 of the SSA

The Parties acknowledge that the SSA also contains confidentiality provisions and agree that, in the event of any conflict between clause 3 of this Agreement and clause 18 of the SSA, clause 18 of the SSA shall prevail.

4	Payments

4.1	Initial payment and reimbursement of patent costs

The Parties acknowledge that the Licensee paid to Syncona Management LLP the sum of £[**] in reimbursement of external receipted costs in connection with [**] prior to the Commencement Date.

4.2	Net Sales Value Reporting

The Licensee must report to Syncona in good faith all disposals of Royalty Products, including by its Sub-Licensees, and report clearly where indirect or non-monetary consideration is accepted for any Royalty Product.

4.3	Royalties on Royalty Products (including those sold by Sub-Licensees)

The Licensee shall pay Syncona a royalty on each Royalty Product or part of one at a rate of [**] of the Net Sales Value received by the Licensee or any Sub-Licensee.

Royalties shall be payable on a Royalty Product-by-Royalty Product and country-by-country basis until the end of the Royalty Term for the relevant Royalty Product and country. For the avoidance of doubt, no royalty shall be payable for sales of any product in a country in which no Valid Claim subsists. In addition, the Parties agree that no royalty shall be payable by the Licensee for an adeno-associated virus Complement Factor I product that is delivered by peripheral vein infusion (“Systemic AAV.CFI”).

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.4	Royalty Stacking

If during the Term, either:

(a)	in order to avoid infringing any third party’s patent(s) by the use, development, manufacture, supply, sale or making available of Royalty Products; or

(b)

the Licensee or a Sub-Licensee in-licences intellectual property, manufacturing technologies or materials which are reasonably required for the commercialisation or manufacture of a Royalty Product and/or deliver a therapy as a Royalty Product, and where the Licensee or a Sub-Licensee must pay consideration or royalties in relation to such licence (“Third Party Licence”), the Royalties payable under Clause 4.3 of this Agreement shall be reduced [**] under the Third Party Licence(s) provided that the amount of Royalty payable by the Licensee (whether on Licensee Net Sales Value or Sub-Licensee Net Sales Value) to Syncona shall not be reduced below [**] of the Net Sales Value.

For the avoidance of doubt, Freeline Therapeutics Limited and [**] will each be considered a third party for the purposes of this royalty stacking provision. This provision does not apply to patents developed by Licensee and subsequently assigned or licensed to third parties.

4.5	Payment terms

(a)	Payments shall be made in accordance with Schedule 2 Part A.

(b)	The Licensee shall be responsible for collecting and paying to Syncona any Royalty payments due to Syncona in respect of Sub-Licensees.

(c)	All consideration and any other monies due under this Agreement are [**]. All payments shall.

(I)	be made in pounds sterling by telegraphic transfer to the account of Syncona notified to the Licensee by Syncona in writing for this purpose from time to time;

(II)

in the event of a change in the national currency of the United Kingdom, be converted from pounds sterling into the new national currency of the United Kingdom at the buying rate of such new currency as quoted by [**] in London on the day when such currency change comes into force;

(III)

in the case of monies received by the Licensee from sales or sub-licensing in a currency other than pounds sterling, be calculated in the other currency and then converted into the national currency of the United Kingdom [**] of the Payment Period with respect to which the payment is made;

(IV)	be made by the due date, failing which Syncona may charge interest on any outstanding amount on a daily basis, [**], from the day after the due date until payment [**]; and

(V)	be made [**] of taxes, charges or duties, including bank charges or income tax.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

4.6	Equity

(a)

The Parties acknowledge that on the Commencement Date the Licensee issued to Syncona LLP (at the direction of Syncona Management LLP) a total of 750,000 of its ordinary B shares (the “Shares”) in the name of Syncona LLP and Syncona LLP paid the par value for the Shares at £0.00001 per share.

(b)

The Licensee undertakes to Syncona that, at the Commencement Date, the Shares will represent not less than [**] of Licensee’s issued share capital calculated on a “Fully Diluted Basis”. For purposes of this clause “Fully Diluted Basis” shall mean [**].

4.7	Financial Reports

(a)	Financial Reports (including nil reports) are required as set out in Schedule 2 when the first sale of a Royalty Product occurs, annually beforehand, and when a payment is made.

(b)	[**]

(c)	[**]

4.8	Records

(a)

The Licensee shall keep at its normal place of business and cause Sub-Licensees similarly to keep all information used to calculate payments due to Syncona under this Agreement including detailed and up to date records and accounts showing the quantity, description and value of Licensed Products sold by it, and its Sub-Licensees, on a country by country basis. The Licensee shall keep these records separate or otherwise make them extractable easily from its other business records and shall not dispose of them until after the sixth anniversary of their creation.

(b)

The Licensee shall make such information available, on reasonable notice, for audit during business hours by Syncona staff or, as Syncona may decide, Syncona’s duly authorised representative for the purpose of verifying the accuracy of any report given by the Licensee to Syncona under this clause 4. Syncona shall be responsible for its representative’s professional charges unless the representative certifies that there is a shortfall of more than [**] % in any financial statement, in which case the Licensee shall pay the charges in respect of that inspection. The Licensee shall pay any underpayment identified by Syncona staff or its representative within [**] of receipt of Syncona’s invoice requiring payment for the same.

(c)	The Licensee shall ensure that Syncona has the same rights as those set out in this clause 4.8 in any sub-licence of any of the Licensed Technology granted pursuant to this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

5	Commercialisation obligations

5.1	Commercialisation

The Licensee shall use its commercially reasonable endeavours to develop a therapeutic product to deliver Complement Factors via sub-retinal injection of adeno-associated virus (AAV) and shall report annually on this effort.

6	Intellectual property

6.1	Patent protection

The Licensee shall [**]:

(a)

be responsible for the ongoing filing, prosecution and maintenance of the patent applications listed in Schedule 1, and shall do so in its sole but reasonable discretion recognising the commercial value, advantage and monopoly achievable and attributable to the Patents;

(b)	[**] in respect of the Patents as and when due; and

(c)	ensure that Syncona receives copies of all material correspondence concerning each patent application listed in Schedule 1.

Syncona shall grant the Licensee and its agents such powers of attorney and other permissions as the Licensee may reasonably require in order to carry out the filing, prosecution and maintenance of patents and patent applications pursuant to this clause 6.1.

6.2	Infringement of the Patents

(a)	Each Party shall inform the other Party promptly if it becomes aware of any infringement or potential infringement of any of the Patents in the Field.

(b)	Subject to clause 6.2(c), the Licensee shall be entitled to take legal or other action against any third party to enforce the Patents at its sole expense.

If required by law Syncona shall agree to be joined in any such legal action (and may elect to take part in the proceedings) at the expense of the Licensee subject to being indemnified and secured in a reasonable manner as to any costs, damages, expenses or other liability. Syncona shall have the right to be separately represented in any legal action by its own counsel at its own expense.

(c)

Before starting legal action in accordance with sub-clause 6.2(b) or agreeing to any settlement, the Licensee shall consult Syncona and take its views into account about the advisability of the action or settlement. Any monetary recovery from any legal or other action shall be dealt with as follows: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

6.3	Infringement of third party rights

(a)

If any warning letter or other notice of infringement is received by a Party, or legal action is brought against a Party, alleging infringement of third party rights in the manufacture, use or sale of any Licensed Product or use of any Patents, that Party shall promptly provide full details to the other Party, and the Parties shall discuss the best way to respond.

(b)

The Licensee shall have the right but not the obligation to defend such action and shall have the right to settle with such third party, provided that if any action or proposed settlement involves the making of any statement, express or implied, concerning the validity of any Patent, the consent of Syncona must be obtained before taking such action or making such settlement.

7	Warranties and liability

7.1	Status of technology embodied in the Patent and responsibility for development of Licensed Products

The Parties acknowledge that the technology embodied in the Patent is at an early stage of development, that it is provided “as is” and specific results cannot be guaranteed. The Licensee shall be exclusively responsible for the technical and commercial development and manufacture of Licensed Products and for incorporating any modifications or developments thereto that may be necessary or desirable and for all Royalty Products sold or supplied.

7.2	Syncona representations and warranties

(a)	Syncona represents and warrants that:

(I)

it has not granted, or agreed to grant, any licences or entered into any agreements which may adversely affect or conflict with this Agreement and/or with any of the licences granted hereunder and/or options to licences granted hereunder; and

(II)

it has not granted, or agreed to grant, any assurance or waiver not to enforce in respect of any of the intellectual property exclusively licensed hereunder in so far as such consents, assurances or waivers would enable a third party to develop, free of infringement, any product or therapy that is covered by or has been developed using or uses any of the intellectual property exclusively licensed hereunder.

(b)	Except as provided by clause 7.2(a) Syncona makes no representations or warranties of any kind, express or implied, concerning the Patent and the technology embodied therein including [**].

All conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

7.3	Liability and indemnity

(a)	The limitations and exclusions in this Agreement shall not apply in respect of claims for [**].

(b)

In respect of any damages or expenses of whatsoever nature and howsoever arising (including [**]) in connection with [**] in no circumstances shall the Indemnitees or the Licensee be liable for [**] provided however that this limitations shall not apply in relation to [**].

(c)

Notwithstanding anything else in this Agreement, and subject to Syncona’s compliance with clause 7.3(d), the Licensee shall indemnify Syncona in full against all demands, claims, judgements and liability (howsoever arising [**]) for damages, costs, expenses or any other loss of whatsoever nature including [**], save that the Licensee shall not indemnify or hold Syncona harmless in respect of any claim or allegation to the extent that [**].

The indemnity also extends to [**]. Nothing in this sub-clause shall prevent the Licensee recovering from Syncona, subject to the exclusions and limitations set out this Agreement, damages due to the Licensee for [**].

(d)

If any third party makes a claim, or notifies an intention to make a claim, against an Indemnitee which may reasonably be considered likely to give rise to a liability under the indemnity at clause (“Claim”), Syncona shall:

(I)	[**] give written notice of the Claim to the Licensee, specifying the nature of the Claim in reasonable detail;

(II)

not make any admission of liability, agreement or compromise in relation to the Claim [**], provided that Syncona may settle the Claim (after giving prior written notice of the terms of settlement (to the extent legally possible) to the Licensee, but without obtaining the Licensee’s consent) if [**];

(III)

give the Licensee and its professional advisers access [**] to its premises and its officers, directors, employees, agents, representatives or advisers, and to any relevant assets, accounts, documents and records within the power or control of the Indemnitee, so as to enable the Licensee and its professional advisers to examine them and to take copies (at the Licensee’s expense) for the purpose of assessing the Claim; and

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(IV)

subject to the Licensee providing security to Syncona against any claim, liability, costs, expenses, damages or losses which may be incurred, take such action [**] to avoid, dispute, compromise or defend the Claim.

Syncona shall have the right to take over conduct of any Claim at any time by serving written notice on the Licensee. In the event that Syncona serves notice to take over conduct of any Claim, the Licensee’s obligation to indemnify the Indemnitee shall [**].

8	Duration and termination

8.1	Term

This Agreement, and the licences granted hereunder, shall come into effect on the Commencement Date and, unless terminated earlier in accordance with this clause 8, shall continue in force until the later of the date on which all the granted Patents have expired or been revoked without a right of further appeal, and on such date this Agreement and the licences granted hereunder shall become fully paid-up, perpetual and irrevocable.

8.2	Early termination by the Licensee

The Licensee may terminate this Agreement at any time on [**] notice in writing to Syncona.

8.3	Early termination by either Party

Without prejudice to any other right or remedy, either Party may by written notice to the other Party terminate this Agreement at any time, if any of the following events occur:

(a)

the other Party has materially breached this Agreement (and for the avoidance of doubt non-payment by the Licensee under clause 4 shall be deemed a material breach) and, in case of a remediable breach other than a persistent breach, has failed to remedy that breach within [**] of the date of service of a written notice from the other Party specifying the breach and requiring that it be remedied;

(b)

the other Party ceases to carry on business, is declared bankrupt, or an order is made or a resolution passed for the winding up of that other Party or for the appointment of an administrator, receiver, liquidator or manager of that other Party; or

(c)	if the force majeure event as defined in clause 9.1 continues for longer than [**].

8.4	Consequences of termination

(a)	Upon termination of this Agreement for any reason otherwise than in accordance with clause 8.1:

(I)

(except where Syncona terminates pursuant to a breach of clause 3) the Licensee and Sub-Licensees shall be entitled to sell, use or otherwise dispose of (subject to payment of royalties under clause 4.3) any unsold or unused stocks of the Licensed Products;

(II)	subject to paragraph 8.4(a)(I) above, the Licensee shall no longer be licensed to use or otherwise exploit in any way either directly or indirectly the Patent;

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

(III)	subject to paragraph 8.4(a)(I) above, the Licensee shall consent to the cancellation of any formal licence granted to it or of any registration of it in any register in relation to the Patent; and

(IV)

each Party shall return to the other (or destroy at the other’s request) all Confidential Information disclosed to it by the other and all materials containing any Confidential Information in its possession or control (including, in the case of the Licensee, in the possession or control of its Sub-Licensees).

(b)

upon Syncona’s request, the Parties shall negotiate in good faith the terms of an agreement between them on reasonable commercial terms to enable Syncona to arrange for the further exploitation of the technology embodied in the Patent and Licensed Products as they exist at the date of termination including to provide Syncona with details of all technical processes, improvements, information, know-how and results created or developed by the Licensee or sub-contractors or Sub-Licensees. The expiry or termination of this Agreement does not affect any rights or obligations of either Party which have arisen or accrued up to and including the date of expiry or termination including the right to payment under this Agreement.

(c)	Clauses 2.3(d), 3.2 to 3.5, 4 (in respect of payments due on or before termination or under clause 8.4(a)(I)), 7, 8.4(c), 8.4(d) and 9 survive expiry or termination (for whatever reason).

(d)	Dispute resolution

The Parties agree that should any dispute arise between them in relation to this Agreement they shall meet as soon as practicable and negotiate in good faith with a view to achieving a reasonable resolution of the dispute.

If the Parties are unable to settle any dispute by negotiation within [**] of meeting, the Parties will attempt to settle it by mediation in accordance with the Centre for Effective Dispute Resolution (CEDR) Model Mediation Procedure.

To initiate a mediation a Party must give notice in writing to the other Party, requesting a mediation in accordance with this clause 8.4(d).

Nothing in this clause 8.4(d) shall prevent either Party from applying for injunctive relief to restrain any actual or potential breach of this Agreement.

9	General

9.1	Force majeure

(a)

Notwithstanding any other provision of this Agreement, no Party need act if it is impossible to act due to force majeure, meaning any cause beyond its control (including war, riot, natural disaster or law taking effect after the Commencement Date). A Party affected by force majeure agrees to notify the other Party promptly after it determines that it is unable to act.

(b)

A Party has no responsibility or liability for any loss or expense suffered or incurred by the other Party as a result of its not acting for so long as the force majeure under clause 9.1 continues. However, the non-performing Party agrees to make reasonable efforts to avoid or remove the circumstances giving rise to the force majeure and agrees to continue performance under this Agreement promptly when they are removed.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.2	Assignment

(a)

Syncona may assign the whole or any of its rights and obligations under this Agreement provided that Syncona’s assignee shall undertake to be bound by and perform Syncona’s obligations under this Agreement. Syncona shall notify the Licensee of any assignment under this Agreement.

(b)

The Licensee may assign all its rights and obligations under this Agreement provided the assignee undertakes to Syncona to be bound by and perform the obligations of the Licensee under this Agreement and is capable of performing such obligations. The Licensee shall notify Syncona of any such assignment.

9.3	Waiver

A provision of this Agreement or any right created under it cannot be waived or varied except in writing signed by the Parties.

9.4	Invalid clauses

If the whole or any part of a provision of this Agreement is void, unenforceable or illegal in a jurisdiction it is severed for that jurisdiction. The remainder of this Agreement has full force and effect and the validity or enforceability of that provision in any other jurisdiction is not affected. This clause has no effect if the severance alters the basic nature of this Agreement or is contrary to public policy.

9.5	No agency

Nothing in this Agreement shall be construed as creating any agency, partnership or other form of joint enterprise between the Parties and neither Party has the authority to act for or bind the other Party in any way.

9.6	Notices

Any notice to be given under this Agreement shall be in writing and delivered by hand, prepaid registered post or email to the other Party at the address or email address set out below or to such other address or email address as either Party may specify in writing to the other.

Notices to Syncona	Attention: Company Secretary Syncona IP Holdco Limited [**] [**] [**] Email: [**]

Notices to Licensee	Attention: [name] Gyroscope Therapeutics Limited [**] [**] [**] [**] Email: [email]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Notices are deemed to have been given:

(a)

if delivered by hand, at the time of the delivery unless delivered after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day;

(b)	if sent by pre-paid first class post from within the United Kingdom, three business days after posting (or seven business days if posted from outside the United Kingdom); and

(c)

if sent by email, at the time the email was sent unless received after 5pm in the place of receipt or on a non-business day, in which case the notice is deemed to have been given at 9am the next business day.

9.7	Law and jurisdiction

This Agreement and any documents to be entered into pursuant to it shall be governed by and construed in accordance with English law and each Party irrevocably submits to the exclusive jurisdiction of the courts of England over any claim or matter arising under or in connection with this Agreement and the documents entered into pursuant to it except that a Party may seek an interim injunction for enforcement of intellectual property rights as described in clause 8.4(d) in any court of competent jurisdiction.

9.8	Further action

Each Party agrees to execute, acknowledge and deliver such further instruments, and do all further similar acts, as may be necessary or appropriate to carry out the purposes and intent of this Agreement.

9.9	Announcements

A Party may not make press or other announcements or releases relating to this Agreement or the transactions the subject of this Agreement without the approval of the other Party to the form and manner of the announcement or release unless and to the extent that the announcement or release is required to be made by law or by a stock exchange.

9.10	Entire agreement

This Agreement constitutes the entire agreement and understanding of the Parties and supersedes all negotiations, understandings or previous agreement between the Parties relating to the subject matter of this Agreement. Nothing in this Agreement, including this clause and clause 7.2, shall operate to limit or exclude liability for fraud or fraudulent misrepresentation.

9.11	Original Licence

The Parties agree that this Agreement supersedes in all respects the Original Licence, and without limiting the generality of the foregoing statement (i) Syncona waives and releases any rights it may have under the Original Licence (as assignee of Syncona Management LLP) against the Licensee and (ii) the Licensee waives and releases any rights it may have under the Original Licence against Syncona Management LLP.

9.12	Third party rights

Other than the right of Syncona Management LLP to enforce the waiver and release set out in clause 9.11, no term of this Agreement shall be enforceable under that the Contracts (Rights of Third Parties) Act 1999 (the Act) by a person who is not a party to this Agreement, but this shall not affect any right or remedy of any third party which exists or is available other than under that Act. Notwithstanding that any term of this Agreement may be or become enforceable under that Act by a person which is not a party to it, this Agreement may be amended in any respect, or suspended, cancelled or terminated by agreement in writing between the Parties, in each case without the consent of such third party.

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

9.13	Insurance

Without prejudice to its obligations under clause 7.3(c), the Licensee shall take out with a reputable insurance company and maintain at all times during the Term public and product liability and professional indemnity insurance including against all loss of and damage to property (whether real personal or intellectual) and injury to persons including death arising out of or in connection with this Agreement and the Licensee’s and Sub-Licensees’ use of the Licensed Technology and use, sale of or any other dealing in any of the Licensed Products. Such insurances shall be at a level which reflects the scale of activity in relation to the Licensed Technology, not exclude litigation in England, and the public and product liability insurance shall include an indemnity to principals clause in favour of Syncona. Subject thereto, cover may be limited in respect of one claim provided that such limit must be at least [**] for public and product liability and [**] for professional indemnity insurance. Professional indemnity insurance shall continue to be maintained for a further [**] from the end of the Term.

9.14	Legal Compliance

The Licensee shall comply with the following (and any amendment or re-enactment): all statutes, bye laws, regulations, codes of practice, European and other directives and provisions and all professional rules and standards to be observed and performed in connection with the development, manufacture and sale or making available of Licensed Products.

AGREED by the parties through their authorised signatories:

For and on behalf of SYNCONA IP HOLDCO LIMITED	For and on behalf of GYROSCOPE THERAPEUTICS LIMITED

[**]	[**]
Signed	Signed

[**]	[**]
Print name	Print name

[**]	[**]
Title	Title

01 OCT 2019	1/10/19
Date	Date

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 1

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Schedule 2

Part A: Payment and Report Schedule

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed.

Part B: Financial Report Format

[**]